Exhibit 99.1

GENERAL GROWTH PROPERTIES ANNOUNCES
COMMON SHARE REPURCHASE ACTIVITY

Chicago, Illinois, September 13, 2013 — General Growth Properties, Inc. (NYSE: GGP; the “Company”) today announced the acquisition of 28,345,108 of its common shares during the third quarter of 2013 through September 12, 2013. The average share price was $20.00 for total consideration of $567 million. The repurchase activity included 25,000,000 common shares acquired from affiliates of Pershing Square Capital Management, L.P. on September 12, 2013, at $20.00 per share. The Company used available cash resources.

The repurchases reduced the Company’s total diluted common shares outstanding to approximately 964 million shares. Assuming the repurchases had occurred at the beginning of 2013, the pro forma positive impact on the Company’s full year 2013 funds from operations per diluted common share would have been $0.03 annualized and the positive impact on GAAP net income per diluted common share would have been $0.01 annualized. The Company previously issued earnings guidance for 2013 on July 29, 2013, in its second quarter 2013 earnings release.

Chief Executive Officer Sandeep Mathrani stated the Company is “acquiring the shares at a capitalization rate of approximately 6%. We believe this is a discount to private market valuation for high-quality U.S. retail properties.”  The capitalization rate is based on full year 2013 Company Net Operating Income of approximately $2.24 billion, as previously disclosed.  As of June 30, 2013, the Company disclosed it had approximately 993 million shares outstanding on a fully-diluted basis and net debt of approximately $18.15 billion.

The repurchases were approved by the Company’s Board of Directors and made pursuant to a Stock Purchase Agreement filed today with the Securities and Exchange Commission and its share repurchase program approved in 2011.

Certain statements made in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statement are based on reasonable assumption, it can give no assurance that its expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors. Such factors include, but are not limited to, the Company’s ability to refinance, extend, restructure or repay near and intermediate term debt, its indebtedness, its ability to raise capital through equity issuances, asset sales or the incurrence of new debt, retail and credit market conditions, impairments, its liquidity demands, retail and economic conditions. The Company discusses these and other risks and uncertainties in its annual and quarterly periodic reports filed with the

Securities and Exchange Commission. The Company may update that discussion in its periodic reports, but otherwise takes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

Investor Contact:

Kevin Berry, VP Investor Relations
kevin.berry@ggp.com
(312) 960-5529

Media Contact:

David Keating, VP Corporate Communications
david.keating@ggp.com
(312) 960-6325

About GGP

General Growth Properties is a fully integrated, self-managed and self-administered real estate investment trust focused exclusively on owning, managing, leasing, and redeveloping high quality retail properties throughout the United States. GGP’s portfolio is comprised of 123 high-quality retail properties in the United States comprising approximately 128 million square feet. GGP is headquartered in Chicago, Illinois, and publicly traded on the NYSE under the symbol GGP.

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